EXHIBIT 5



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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061
-------

Will Hart

                                December 10, 2009

Synergy Resources Corporation
20203 Highway 60
Platteville, CO 80651

       This letter will constitute an opinion upon the legality of the issuance by Synergy Resources Corporation, a Colorado corporation (the "Company"), of:

     o 1,038,000 Series A warrants to those shareholders who were owners of the Company's common stock on September 9, 2008;

     o up to 1,038,000 shares of common stock to the holders of the 1,038,000 Series A warrants if and when the warrants are exercised; and

     o Up to 3,091,733 shares of common stock to the holders of the Series A warrants described below if and when the warrants are exercised.

the sale by certain shareholders of the Company of:

     o up to 8,060,000 shares of the Company's common stock which certain shareholders acquired in connection with our acquisition of Synergy Resources Corporation;

     o up to 2,060,000 Series A warrants acquired by the shareholders in the acquisition;

     o up to 4,000,000 shares of common stock issuable upon the exercise of outstanding options;

     o up to 2,000,000 shares of our common stock which were acquired in a private offering;

     o up to 1,000,000 Series A warrants which were acquired in the private offering;

     o up to 1,000,000 shares of common stock which are issuable upon the exercise of Series B Warrants which warrants were sold in the private offering;

     o up to 63,466 shares of common stock which are issuable upon the exercise of sales agent warrants;


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     o    up to 31,733  shares  of common  stock  which  are  issuable  upon the exercise of the Series B warrants included as part of the sales agent's warrants; and

     o up to 31,733 Series A warrants issuable upon the exercise of the sales agent's warrants.

all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion:

       (i) for those shares which are presently outstanding, the Company was authorized to issue such shares and such shares are legally issued, fully paid and non-assessable shares of the Company's common stock;

       (ii) the Company is authorized to issue the 1,038,000 Series A warrants mentioned above and such warrants when issued, will be legal and binding obligations of the Company;

       (iii)the Company was authorized to issue the 3,091,737 Series A warrants mentioned above, and such warrants are legal and binding obligations of the Company; and

       (iv) any shares issued upon the exercise of the options or warrants listed above if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company's common stock.

                                           Very truly yours,

                                           HART & TRINEN

                                           /s/ William T. Hart

                                           William T. Hart